Exhibit 23.1

KPMG LLP

Suite 1100

1000 Walnut Street

Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 27, 2025, with respect to the consolidated financial statements of UMB Financial Corporation as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Kansas City, Missouri

April 11, 2025